Exhibit 99.1

SWIFT TRANSPORTATION CO., INC. REPORTS
SECOND QUARTER RESULTS

Phoenix, AZ – July 21, 2003 — Swift Transportation Co., Inc. (NASDAQ-NMS: SWFT), the nation’s largest truckload fleet operator, today reported its results for the three and six months ended June 30, 2003.

Revenues for the second quarter of 2003 increased 10.7% to $584.9 million, compared with $528.6 million for the corresponding quarter of 2002. The second quarter of 2003 includes $23.4 million of fuel surcharge revenue versus $8.1 million in the second quarter of 2002. Excluding this fuel surcharge revenue, the increase in revenues would have been 7.9%. Net earnings were $19.2 million, or 23 cents per share, compared to $17.7 million, or 20 cents per share, for the second quarter of 2002. The second quarter of 2003 and 2002 results include a noncash pre-tax expense of a $1.2 million and $2.7 million, respectively, for the increase in the market value of interest rate derivative agreements of M.S. Carriers. The Company’s earnings per share prior to the effect of the interest rate derivatives would have been 24 and 22 cents per share for the second quarter of 2003 and 2002, respectively.

For the six months ended June 30, 2002, the Company’s revenues increased 13.1% to $1.136 billion from $1.004 billion in 2002. The first six months of 2003 include $46.5 million of fuel surcharge revenue versus $10.8 million in 2002. Excluding this fuel surcharge revenue, the increase in revenues would have been 9.7%. Net earnings were $28.1 million or 33 cents per share, compared to $27.1 million or 31 cents per share in 2002. The six months ended June 30, 2003 and 2002 results include a $1.1 million and $1.4 million noncash pre-tax expense for the increase in market value of interest rate derivative agreements. The Company’s earnings per share prior to the effect of the interest rate derivatives would have been 34 and 32 cents per share for the first six months of 2003 and 2002, respectively.

Jerry Moyes, Chairman and Chief Executive Officer, said, “Despite improvement in operating revenue and net earnings, we are disappointed with our results. We will continue to focus on improving our rate per mile and reducing costs. On a positive note, I am pleased with the addition of $200 million of strategic capital in the form of our private placement of five and seven year Senior Notes. We are also pleased with the completion of our Merit acquisition, which is now fully integrated.”

Management believes the presentation of earnings without the impact of the interest rate derivative agreements is useful in comparing the results from period to period due to the historical volatility of the interest rate derivative agreements.

Swift will hold a conference call to discuss these results at 4:30 PM Eastern time on Tuesday July 22, 2003. Individuals with questions may dial in at 1-800-639-1442 and input the meeting identification number of 1599527. For others, the conference call will be broadcast live on the Internet at http://www.companyboardroom.com/ and may also be accessed through the Company’s web site, http://www.swifttrans.com/. Replays will be available on these websites for two weeks.

This press release contains statements that may constitute forward-looking statements, usually identified by words such as “anticipates,” “believes,” “estimates,” “projects,” “expects,” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Such statements include, but are not limited to, statements concerning future operating results and the integration of our Merit acquisition, as well as other information. Such statements are based upon the current beliefs and expectations of Swift’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements.

As to Swift’s business and financial performance generally, the following factors, among others, could cause actual results to differ materially from those in forward-looking statements: excess capacity in the trucking industry; significant increases or rapid fluctuations in fuel prices, interest rates, fuel taxes, tolls, license and registration fees, insurance premiums and driver compensation, to the extent not offset by increases in freight rates or fuel surcharges; recessionary economic cycles and downturns in customers’ business cycles, particularly in market segments and industries (such as retail and manufacturing) in which Swift has a significant concentration of customers; seasonal factors such as harsh weather conditions that increase operating costs; increases in driver compensation to the extent not offset by increases in freight rates; the inability of Swift to continue to secure acceptable financing arrangements; the ability of Swift to continue to identify and combine acquisition candidates that will result in successful combinations; an unanticipated increase in the number of claims for which Swift is self insured; competition from trucking, rail and intermodal competitors; and a significant reduction in or termination of Swift’s trucking services by a key customer.

A discussion of these and other factors that could cause Swift’s results to differ materially from those described in the forward-looking statements can be found in the most recent Annual Report on Form 10-K of Swift, filed with the Securities and Exchange Commission and available at the Securities and Exchange Commission’s internet site (http://www.sec.gov). Swift undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Further, nothing herein shall constitute an adoption or approval of any analyst report regarding Swift, nor any undertaking to update or comment upon analysts’ expectations in the future.

Swift is the holding company for Swift Transportation Co., Inc., a truckload carrier headquartered in Phoenix, Arizona. Swift’s trucking subsidiary operates the largest fleet of truckload carrier equipment in the United States with regional operations throughout the continental United States.

Condensed, consolidated statements of earnings for the three and six months ended June 30, 2003 and 2002 are as follows:

Swift Transportation Co., Inc. and Subsidiaries
Condensed Consolidated Statements of Earnings
(unaudited)
(in thousands, except per share amounts)

	Three months ended		Six months ended
	June 30,		June 30,

	2003	2002	2003	2002

Operating revenue	$584,909	$528,595	$1,136,212	$1,004,375
Operating expenses:
Salaries, wages and employee benefits	217,260	191,569	421,655	372,474
Operating supplies and expenses	55,016	50,047	113,155	91,699
Fuel	75,869	62,993	160,579	117,309
Purchased transportation	100,083	89,337	191,337	173,075
Rental expense	18,344	21,156	39,009	43,350
Insurance and claims	25,551	19,714	48,041	39,094
Depreciation and amortization	39,379	38,183	73,733	74,900
Communication and utilities	6,797	6,566	13,737	13,737
Operating taxes and licenses	11,908	13,264	21,919	25,219

Total operating expenses	550,207	492,829	1,083,165	950,857

Operating income	34,702	35,766	53,047	53,518
Interest expense	4,583	6,770	8,515	9,077
Interest income	(138)	(364)	(296)	(651)
Other (income) expense	(644)	563	(420)	970

Earnings before income taxes	30,901	28,797	45,248	44,122
Income taxes	11,740	11,115	17,190	17,030

Net earnings	$19,161	$17,682	$28,058	$27,092

Diluted earnings per share	$.23	$.20	$.33	$.31

Shares used in per share calculations	84,148	87,891	84,459	87,915

Contact: Jerry Moyes, President, or Gary Enzor, CFO of Swift Transportation Co., Inc.
(602) 269-9700

Swift Transportation Co., Inc. and Subsidiaries

Operating Statistics

(Excluding Fuel Surcharge)

	Three months ended		Six months ended
	June 30,		June 30,

	2003	2002	2003	2002

Total Miles *	438,946	412,262	853,226	792,400
Loaded Miles *	374,490	353,643	731,715	676,953
Trucking Revenue *	$540,735	$497,877	$1,049,582	$956,027
Revenue per Tractor per day	$547	$509	$535	$496
Revenue per loaded mile	$1.4439	$1.4079	$1.4344	$1.4123
Average Linehaul Tractors	15,457	15,297	15,459	15,171
Deadhead Percentage	14.68%	14.22%	14.24%	14.57%
Period End Linehaul Tractor Count
Company	13,039	12,663	13,039	12,663
Owner Operator	3,307	3,336	3,307	3,336

Total	16,346	15,999	16,346	15,999

*  In Thousands

Selected Balance Sheet Data
(in thousands)

	June 30,	December 31,
	2003	2002

Cash	$49,649	$7,930
Total Assets	$1,723,010	$1,654,482
Debt, capital leases and securitization	$427,181	$401,691
Total Liabilities	$942,574	$888,704
Equity	$780,436	$765,778

Selected Cash Flow Statement Data
(in thousands)

	Six Months ended
	June 30,

	2003	2002

Net cash provided by operating activities	$127,609	$113,902
Net cash used in investing activities	$(97,278)	$(118,099)
Net cash provided by (used in) financing activities	$11,388	$(7,832)
Purchase of treasury stock	$18,869	$0
Capital Expenditures (net of disposal proceeds)	$111,473	$110,141